News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM REPORTS FIRST QUARTER 2006 RESULTS

Bakersfield, CA - May 9, 2006 - Berry Petroleum Company (NYSE:BRY) earned $23.3 million, or $1.03 per diluted share, for the first quarter of 2006, up 4% from net income of $22.5 million, or $1.00 per diluted share, in the first quarter of 2005. Revenues were $118 million and discretionary cash flow was $55.6 million, up 34% and 50%, respectively, both record levels, compared to the results from the first quarter of 2005 The Company’s daily production averaged 23,461 barrels of oil equivalent per day (BOE/D), an increase of 6% over a year ago. The average realized sales price of $48.45 per BOE was up 28% from the $37.81 per BOE achieved in the first quarter of 2005. Berry’s first quarter results were negatively impacted, on a pre-tax basis, by a $5.2 million charge for dry holes and a $4.8 million non-cash charge related to the Company’s natural gas derivative position, according to Robert F. Heinemann, president and chief executive officer.

Mr. Heinemann stated, “The first quarter of 2006 was extremely important to Berry Petroleum as we continue to accelerate the change of the Company with our acquisition and development strategy. At the end of February, we completed the acquisition of a 50% working interest in the Grand Valley gas field in the Piceance Basin for $159 million, and have targeted approximately $50 million in capital for the development of that asset this year. We have completed seven wells since the acquisition with initial test rates per well between 1.3 and 2 million cubic feet per day (MMcf/D). These results are consistent with our acquisition metrics. In total we are currently producing over 4 MMcf/D (net) from the Williams Fork member of the Mesaverde formation from 10 wells and are on schedule to drill a total of 35 wells in 2006 on this new core area. The addition of this Piceance Basin resource position is a major step for Berry as we diversify our resource base with high-quality natural gas assets and improve our oil to gas production profile.

“In the Uinta Basin, we announced two successful oil wells on our Lake Canyon acreage in January. These wells tested at 163 BOE/D and 103 BOE/D, respectively, confirming the presence of oil in the Green River formations west of Brundage Canyon. The shallow gas potential of these wells from the upper reservoirs is currently being tested, and we have completed the tie-in of a gas pipeline to this area. We anticipate drilling four shallow confirmation wells at Lake Canyon beginning in June. Berry was also active on the Coyote Flats acreage, consistent with our goal of appraising our prospects in an expedient manner. We recently announced two successful Ferron well tests with production rates similar to the original discovery well located on the eastern side of the tract, and drilled two dry holes in the quarter.

“In California for the first quarter, we focused on drilling additional horizontal wells and maximizing the overall benefits of our steam injection in our cyclic operations and our new steam floods. We tested a new steam injection plan that attempts to heat a broader region surrounding the wells in our South Midway-Sunset properties compared to our previous single-well approach. The revised steam injection plan and our 2006 horizontal infill drilling program required us to shut-in several high rate horizontal wells, resulting in lower production in the first quarter. However, we are quickly getting back on track and our steam floods at Poso Creek and the Ethel D property are currently at record production levels. Our companywide production in the first week of May is approaching 25,000 BOE/D, as we are seeing strong contributions from Brundage Canyon in the Rockies as well as our California assets. We are working diligently to achieve our production target of 25,800 BOE/D in 2006.

“The recent results from our diatomite assets in California are also noteworthy. Production is nearing 300 BOE/D and the project is demonstrating a measurable thermal response that is consistent with our petro-technical analysis. These results are well aligned with our performance outlook for this area and we intend to determine the commercial viability of the project in the second half of 2006.”

Berry Petroleum Company News Release - May 9, 2006  Page 2 of 4

Ralph J. Goehring, executive vice president and chief financial officer, said, “Our discretionary cash flow in the first quarter of 2006 was a record $55.6 million, an increase of 11% compared to $49.9 million in the fourth quarter of 2005 (see Explanation and Reconciliation of Non-GAAP Financial Measures.) Our earnings for the quarter were impacted by the $5.2 million charge related to dry holes (primarily Coyote Flats, Utah) and by a $4.8 million unrealized non-cash expense related to our natural gas derivatives. The purpose of these derivative instruments is to protect the acquisition economics of our Piceance Basin assets. We recently increased our credit facility to accommodate continuing growth of the Company by raising our borrowing base to $500 million from $350 million. Our long-term debt increased at the end of the first quarter to $249 million primarily as a result of our Piceance Basin acquisition. Our debt-to-enterprise value now stands at approximately 13%, which continues to be less than most domestic E&P companies that have a market capitalization of less than $5 billion. We are very active in all asset areas of the Company and expect improving results in this commodity market as we execute our capital budget and growth strategies.”

First Quarter Production Summary

Average Daily Production
	Three Months Ended
Oil and Gas	03/31/06%		12/31/05%		03/31/05%

Heavy Oil Production (Bbl/D)	15,407	66	15,997	68	15,813	72
Light Oil Production (Bbl/D)	3,303	14	3,438	15	3,343	15
Total Oil Production (Bbl/D)	18,710	80	19,435	83	19,156	87
Natural Gas Production (Mcf/D)	28,507	20	25,428	17	17,347	13
Total (BOE/D)	23,461	100	23,673	100	22,047	100

Explanation and Reconciliation of Non-GAAP Financial Measures:
Discretionary cash flow is net cash provided by operating activities before the net increase or decrease in current assets and current liabilities. This number is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund development, exploration and exploitation activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of discretionary cash flow to net cash provided by operating activities is shown below for the three months ended March 31, 2005 and 2006 and December 31, 2005 (in millions) as follows:
	Three Months Ended
	03/31/06	12/31/05	03/31/05
Net cash provided by operating activities	$25.3	$65.5	$19.3
Add back: Net increase (decrease) in current assets and current liabilities	30.3	(15.6)	17.8
Discretionary cash flow	$55.6	$49.9	$37.1

Teleconference Call
A conference call will be held Tuesday, May 9, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Dial 1-866-825-3354 to participate, using passcode 14675043. International callers may dial 617-213-8063. For a digital replay available until May 23, 2006, dial 1-888-286-8010 (passcode 81527857). Listen live or via replay on the Web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” “may,” “achieve,” “appraisal,” “continue,” “target,” “expect,” “anticipate,” and forms of those words others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Berry Petroleum Company News Release - May 9, 2006  Page 3 of 4

CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)
	Three Months
	3/31/06	3/31/05
Revenues
Sales of oil and gas	$101,932	$75,391
Sales of electricity	15,169	12,456
Interest and other income, net	493	148
Total	117,594	87,995
Expenses
Operating costs - oil & gas	25,738	20,892
Operating costs - electricity	14,332	13,358
Production taxes	3,233	2,515
Exploration costs	2,289	561
Depreciation, depletion & amortization - oil & gas	13,223	8,527
Depreciation, depletion & amortization - electricity	767	772
General and administrative	8,314	4,820
Interest	1,577	1,162
Commodity derivative	4,828	-
Dry hole, abandonment & impairment	5,209	2,021
Total	79,510	54,628

Income before income taxes	38,084	33,367
Provision for income taxes	14,833	10,862

Net income	$23,251	$22,505

Basic net income per share	$1.06	$1.02
Diluted net income per share	$1.03	$1.00
Dividends per share	$0.13	$0.12

Weighted average common shares:
Basic	21,994	21,981
Diluted	22,502	22,470

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)
	3/31/06	12/31/05
Assets
Current assets	$78,620	$74,886
Properties, buildings & equipment, net	738,627	552,984
Other long-term assets	7,728	7,181
	$824,975	$635,051
Liabilities & Shareholders’ Equity
Current liabilities	$118,841	$129,643
Deferred income taxes	52,664	55,804
Long-term debt	249,000	75,000
Other long-term liabilities	72,809	40,394
Shareholders’ equity	331,661	334,210
	$824,975	$635,051

Berry Petroleum Company News Release - May 9, 2006  Page 4 of  4

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months
	3/31/06	3/31/05
Cash flows from operating activities:
Net income	$23,251	$22,505
Depreciation, depletion & amortization (DD&A)	13,990	9,299
Dry hole, abandonment & impairment	4,985	(213)
Commodity derivatives	4,828	-
Stock-based compensation expense	1,014	376
Deferred income taxes, net	7,464	5,042
Other, net	52	89
Net increase in current assets and current liabilities	(30,267)	(17,846)

Net cash provided by operating activities	25,317	19,252

Net cash used in investing activities	(206,084)	(125,150)
Net cash provided by financing activities	180,162	107,358

Net (decrease) increase in cash and cash equivalents	(605)	1,460

Cash and cash equivalents at beginning of year	1,990	16,690

Cash and cash equivalents at end of period	$1,385	$18,150

COMPARATIVE OPERATING STATISTICS
(unaudited)
	Three Months
	3/31/06	3/31/05	Change
Oil and gas:
Net production-BOE per day	23,461	22,047	+6%
Per BOE:
Average sales price before hedges	$50.04	$40.89	+22%
Average sales price after hedges	$48.45	$37.81	+28%

Operating costs	$12.19	$10.53	+16%
Production taxes	1.53	1.27	+20%
Total operating costs	13.72	11.80	+16%

DD&A - oil and gas	6.26	4.30	+46%
General & administrative expenses	3.94	2.43	+62%

Interest expense	$.75	$.59	+27%

# # #